Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Phoenix Motor Inc.

Disclaimer of Opinions on the Financial Statements

We were engaged to audit the accompanying balance sheets of The Proterra Transit and Battery Leasing Business, a part of Proterra Inc., acquired by Phoenix Motor Inc. (the “Acquired Business”) as of December 31, 2023, and 2022, the related statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). Because the Acquired Business was in debtor in possession and did not have any accounting functions, after the completion of the acquisition, Phoenix Motor Inc. no longer had access to the business’s accounting system and records, so we were not able to obtain sufficient appropriate audit evidence to provide a basis for an audit opinion on the financial statements, and we do not express an opinion on these financial statements.

Basis for Disclaimer of Opinion

These financial statements are the responsibility of the management of the Phoenix Motor Inc who prepared the Acquired Business. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

/s/Ping Xie, CPA LLC

We have served as the Acquired Business's auditor since 2024.

Wilton, CT

PROTERRA TRANSIT AND BATTERY LEASING BUSINESS

DEBTOR-IN-POSSESSION

BALANCE SHEETS

(In thousands, except per share data)

	December 31,	December 31,
	2023	2022
ASSETS
Current assets:
Accounts receivable, net	$28,529	$63,432
Inventories	71,048	95,510
Contract assets	4,917	19,954
Other current assets	1,947	1,918
Total current assets	106,441	180,814
Property and equipment, net	4,497	4,811
Right-of-use assets	2,840	3,848
Other assets	10,561	9,304
Total assets	$124,339	$198,777
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,515	$40,344
Accrued liabilities	3,751	3,501
Warranty reserve, current	4,303	4,734
Lease liabilities, current	997	951
Deferred revenue, current	16,133	13,792
Due to corporate functions	166,178	175,924
Total current liabilities	217,877	239,246
Lease liabilities, non-current	1,798	2,841
Warranty reserve, non-current	10,465	11,045
Deferred revenue, non-current	24,199	20,691
Total liabilities	254,339	273,823
Commitments and contingencies (Note 6)
Equity:
Common stock, par $0.0001; 1,000,000 shares authorized and 228,167 outstanding as of December 31, 2023; 500,0000 shares issued and 226,265 outstanding as of December 31, 2022	-	-
Preferred stock, $ 0.0001 par value; 10,000 shares authorized and zero shares issued and outstanding as of December 31, 2023 and 2022	-	-
Accumulated deficit	(130,000)	(75,046)
Total stockholders’ deficit	(130,000)	(75,046)
Total liabilities and stockholders’ equity	$124,339	$198,777

The accompanying notes are an integral part of these financial statements.

PROTERRA TRANSIT AND BATTERY LEASING BUSINESS

DEBTOR-IN-POSSESSION

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended	Year ended
	December 31,	December 31,
	2023	2022
Net revenues	$115,778	$191,087
Cost of revenues	115,324	184,900
Gross profit:	454	6,187
Operating expenses:
Selling, general and administrative	56,130	82,754
Operating loss	(55,676)	(76,567)
Other income (expense):
Interest expense, net	(437)	(265)
Other gain or (loss)	1,159	1,786
Total other income (expense), net	722	1,521
Loss before income taxes	(54,954)	(75,046)
Income tax provision	-	-
Net loss	$(54,954)	$(75,046)
Net loss per share of common stock:
Basic	$(0.24)	$(0.33)
Diluted	$(0.24)	$(0.33)

Weighted average shares used in per share computation
Basic	227,192	224,301
Diluted	227,192	224,301

The accompanying notes are an integral part of these financial statements.

PROTERRA TRANSIT AND BATTERY LEASING BUSINESS

DEBTOR-IN-POSSESSION

STATEMENTS OF STOCKHOLDERS’ EQUTIY

(In thousands, except per share data)

	Ordinary Shares		Additional	Accumulated	Accumulated Other Comprehensive
	Shares*	Amount	Paid- In Capital	Deficit	Income (loss)	Total Equity
Balances at December 31, 2021	221,960	$-	$-	$-	$-	$-
Stock issuance for exercise of stock option and RSU release, net of costs	3,655	-	-	-	-	-
Stock issuance for employee stock Purchase plan	650	-	-	-	-	-
Stock-based compensation	-
Net loss	-	-	-	(75,046)	-	(75,046)
Other comprehensive income, net of taxes	-	-	-	-	-	-
Balances at December 31, 2022	226,265	$-	$-	$(75,046)	$-	(75,046)
Stock issuance for exercise of stock option and RSU release, net of costs	1,316	-	-	-	-	-
Stock issuance for employee stock Purchase plan	586	-	-	-	-	-
Stock-based compensation	-	-	-	-	-	-
Net loss	-	-	-	(54, 954)	-	(54,954)
Other comprehensive income, net of taxes	-	-	-	-	-	-
Balances at December 31, 2023	228,167	$-	$-	$(130,000)	$-	(130,000)

a) As discussed in Note 1, Phoenix Motors Inc did not have access to Proterra Inc's historical accounting records; therefore, the accumulated deficits prior to 2021, value of common stock and Additional Paid-in Capital, were presented as zero.

b) As discussed in Note 1, Phoenix Motors Inc did not have the access to Proterra Inc's historical accounting records; therefore, the number of shares outstanding was prepared based on Proterra Inc's Q3 2023 10Q. Any subsequent changes that occurred, if any, during Q4 2023 were not reported.

PROTERRA TRANSIT AND BATTERY LEASING BUSINESS

DEBTOR-IN-POSSESSION

STATEMENTS OF CASH FLOWS

(In thousands)

	Years ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	(54,954)	(75,046)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	483	443
Changes in operating assets and liabilities:
Accounts receivable	34,903	(6,862)
Inventories	24,462	(21,862)
Contract assets	15,037	(18,669)
Other current assets	(29)	(1,034)
Other assets	(1,257)	(4,125)
Accounts payable	(13,829)	(9,687)
Accrued liabilities	250	(3,756)
Warranty reserve	(1,011)	(2,186)
Deferred revenue	5,849	6,128
Operating lease right-of-use assets and liabilities	11	855
Net cash generated from (used in) operating activities	9,915	(135,801)

Cash flows from investing activities:
Net proceeds from disposal of property and equipment	-	1,037
Purchase of property and equipment	(168)	-
Net cash (used in) generated from investing activities	(168)	1,037
Cash flows from financing activities:
Borrowings form corporate functions	181,361	276,200
Repayment of borrowings from corporate function	(191,108)	(141,436)
Net cash (used in) generated from financing activities	(9,747)	134,764

Decrease in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of the period	—	—
Cash and cash equivalents at end of the period	—	—

Supplemental cash flow information:
Interest paid	437	265
Income tax paid	—	—

The accompanying notes are an integral part of these financial statements.

PROTERRA TRANSIT AND BATTERY LEASING BUSINESS

DEBTOR-IN-POSSESSION

NOTES TO THE FINANCIAL STATEMENTS

(Amounts in US$ thousands, except share and per share data)

1.    Description of Business and Organization

Description of Business

Phoenix Motor Inc. (“Phoenix Motor” or the “Company”) and its subsidiaries (collectively the “Group”) is engaged in the design, assembly, and integration of electric drive systems for medium duty electric vehicles (“EVs”).

Phoenix Cars, LLC (“PCL”), a subsidiary of Phoenix Motor, designs and manufactures zero-emission electric drivetrain systems for integration in medium to heavy-duty commercial fleet vehicles in United States. PCL also sells a range of material handling products including all-electric lithium-ion forklifts and pallet jacks. Phoenix Motorcars Leasing, LLC (“PML”), a subsidiary of Phoenix Motor, serves as a sales and leasing dealership for PCL in the United States.

Phoenix Motor was incorporated in the state of Delaware in October 2020. Edison Future, Inc., a subsidiary of SPI Energy Co., Ltd (“SPI”), is the parent company of Phoenix Motor. On November 12, 2020, Edison Future, Inc. acquired 100% of the membership interest of PCL and PML. Simultaneously, Edison Future, Inc. effectively transfer of 100% membership interests of PCL and PML to Phoenix Motor.

On November 13, 2023, the Company entered into two Asset Purchase Agreements (collectively, the “Asset Purchase Agreements”) with Proterra, Inc. and its subsidiary, Proterra Operating Company, Inc. (collectively, “Proterra”). Pursuant to these agreements, Phoenix agreed to purchase substantially all of the assets comprising the Proterra Transit business line.

Pursuant to the separate Asset Purchase Agreements, Phoenix agreed to purchase:

(i) the Proterra Transit Business Unit, which is the business unit of Proterra that designs, develops and sells electric transit buses as an original equipment manufacturer for North American public transit agencies, airports, universities and other commercial transit fleets (“Proterra Transit Business Unit”), and

(ii) the Proterra Battery Lease Agreements, which are all of the battery lease transferred contracts to which Proterra is a party as the “lessor” thereunder, used in connection with deployed Proterra electric transit buses (“Proterra Battery Lease Agreements”).

On January 11, 2024, the Company completed the acquisition of the Proterra Transit Business for a purchase price of $3.5 million. The Company also assumed certain of Proterra’s obligations associated with the purchased Proterra Transit Business Unit, free and clear of liens, claims, and encumbrances, other than certain specified cure payments and other liabilities of Proterra related to the Proterra Transit Business Unit.

On February 7, 2024, the Company completed its purchase of the Proterra Battery Lease Agreements for a purchase price of $6.5 million.

Proterra Transit and Battery Leasing Business designs, develops, manufactures, and sells electric transit buses as an OEM for North American public transit agencies, airports, universities, and other commercial transit fleets. Proterra Transit vehicles showcase and validate their electric vehicle technology platform through rigorous daily use by a large group of sophisticated customers focused on meeting the wide-ranging needs of the communities they serve.

Phoenix Motor Inc. acquired the above businesses through the bankruptcy auction. Because the entire corporate function, including accounting personnel and records, were acquired by another third party. Proterra Transit and Battery Leasing business’s financial statements as of December 31, 2023 and 2022 and the results of operations for the years ended December 31, 2023 and 2022 were prepared by Phoenix Motor Inc. with limited access to historical information and accounting data. The Phoenix Motor Inc. was not able to obtain access to Proterra’s accounting system and related record from the third party who acquired Proterra’s corporate function, therefore, the financial statements of December 21, 2023 and 2022 were prepared based on a) the business profit analysis, b) capital usage reports that were available to Phoenix Motor Inc., and c) Proterra’s 2022 10k, 2023 10Q and operating reports presented to the bankruptcy court.

2.     Going Concern

The Proterra Transit and Battery Leasing Business had recurring losses from operations. The Proterra Transit and battery lease Business incurred estimated net losses of $54,954and $75,046 during the years ended December 31, 2023 and 2022 respectively. The Proterra Transit and battery lease Business also incurs overall negative cash flow from operating activities and needs to raise additional funds to sustain its operations. These factors raise substantial doubt as to the Proterra Transit and battery leasing Business’s ability to continue as a going concern.

On August 7, 2023, Proterra filed for Chapter 11 bankruptcy protection, and continues to operate its businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

On January 11 and February 7, 2024, Phoenix Motor Inc. completed the acquisition of the Proterra Transit and Battery Leasing Business for a total purchase price of $6.5 million. Phoenix Motor Inc. also assumed certain of Proterra’s obligations associated with the purchased Proterra Transit and Battery Leasing Business free and clear of liens, claims, encumbrances, other than certain specified cure payments and other liabilities of Proterra related to the Proterra Transit and Battery Leasing Business.

The financial statements were prepared under “debtor-in-procession” and do not include any adjustments related to the recoverability and classification of recorded assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Proterra Transit and Battery Leasing Business be unable to continue as a going concern.

3.     Summary of Significant Accounting Policies

(a)    Basis of Presentation

The accompanying financial statements of the Proterra Transit and Battery Leasing Business are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Proterra Transit and Battery Leasing Business’s ability to operate profitably, to generate cash flows from operations, and to pursue financing arrangements to support its working capital requirements.

(b)   Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Proterra Transit and Battery Leasing Business to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the Proterra Transit and Battery Leasing Business’s financial statements include the allowance for doubtful accounts, the impairment of goodwill and long-lived assets, and warranty reserves. Changes in facts and circumstances may result in revised estimates. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

(c)   Fair Value of Financial Instruments

The Proterra Transit and Battery Leasing Business measures certain of its financial and non-financial assets and liabilities at fair value by using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price, based on the highest and best use of the asset or liability. The levels of the fair value hierarchy are:

3.     Summary of Significant Accounting Policies (Cont.)

(c)    Fair Value of Financial Instruments (Cont.)

•	Level 1 — Quoted market prices in active markets for identical assets or liabilities.

•	Level 2 — Significant other observable inputs (e.g., quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable, such as interest rate and yield curves, and market-corroborated inputs).

•	Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting unit to develop its own assumptions.

The Proterra Transit and Battery Leasing Business uses quoted market prices to determine the fair value when available. If quoted market prices are not available, the Proterra Transit and Battery Leasing Business measures fair value using valuation techniques that use, when possible, current market-based or independently-sourced market parameters, such as interest rates.

The carrying values of the Proterra Transit and Battery Leasing Business’s financial instruments, including accounts receivable, accounts payables, accrued liabilities, and other current assets and liabilities, approximate their fair values due to the short-term nature of these instruments.

(d)   Accounts Receivable, net

The Proterra Transit and Battery Leasing Business grants open credit terms to credit-worthy customers. Accounts receivable are primarily related to sales of electric transit buses, spare parts, services, and other. The Proterra Transit and Battery Leasing Business maintains allowances for doubtful accounts. The Proterra Transit and Battery Leasing Business adopted ASC 326 Financial Instruments — Credit Losses using the modified retrospective approach through a cumulative-effect adjustment to accumulated deficit from January 1, 2020. Management used an expected credit loss model for the impairment of trading receivables as of period ends. Management believes the aging of accounts receivable is a reasonable parameter to estimate expected credit loss, and determines expected credit losses for accounts receivables using an aging schedule as of period ends. The expected credit loss rates under each aging schedule were developed on basis of the average historical loss rates from previous years, and adjusted to reflect the effects of those differences in current conditions and forecasted changes. Management measured the expected credit losses of accounts receivable on a collective basis. When an accounts receivable does not share risk characteristics with other accounts receivables, management will evaluate such accounts receivable for expected credit loss on an individual basis. Doubtful accounts balances are written off and deducted from allowance, when receivables are deemed uncollectible, after all collection efforts have been exhausted and the potential for recovery is considered remote.

(e)   Inventories

Inventories are stated at the lower of cost or net realizable value. The cost of inventories is determined on the basis of first in first out method. The cost of finished vehicles comprises direct materials, direct labor and an appropriate proportion of overhead. The cost of parts comprises purchase price paid to the manufacturer and shipping costs. Net realizable value is based on estimated selling prices less selling expenses and any further costs expected to be incurred for completion. Adjustments to reduce the cost of inventory to net realizable value are made, if required, for estimated excess, obsolescence, or impaired balances and are included in the cost of revenue in the statements of operations.

(gf)  Property and Equipment, net

The Proterra Transit and Battery Leasing Business accounts for its property and equipment at cost, less accumulated depreciation and impairment, if any. Cost includes the prices paid to acquire or construct the assets and any expenditure that substantially extends the useful life of an existing asset. The Proterra Transit and Battery Leasing Business expenses repair and maintenance costs when they are incurred. Depreciation is recorded on the straight-line method based on the estimated useful lives of the assets as follows:

Furniture and fixtures and equipment	3 to 5 years
Leased assets	12 years
Software	4 years
Machinery and equipment	3 to 5 years

3.     Summary of Significant Accounting Policies (Cont.)

(g)   Income Taxes

The Proterra Transit and Battery Leasing Business accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

The Proterra Transit and Battery Leasing Business recognizes in the financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, management presumes that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. In addition, a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to be recognized in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. The Proterra Transit and Battery Leasing Business’s tax liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of the tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The Proterra Transit and Battery Leasing Business records interest and penalties related to an uncertain tax position, if and when required, as part of income tax expense in the statements of operations. No reserve for uncertain tax positions was recorded for the years ended December 31, 2023 and 2022. The Proterra Transit and Battery Leasing Business does not expect that the assessment regarding unrecognized tax positions will materially change over the next 12 months. The Proterra Transit and Battery Leasing Business is not currently under examination by an income tax authority, nor has been notified that an examination is contemplated.

(h)   Revenue Recognition

The Proterra Transit and Battery Leasing Business’s accounting practices under Accounting Standards Codification (“ASC”) No. 606, “Revenue from Contracts with Customers” (“ASC 606” or “Topic 606”) are as follow:

Product Revenue

The Proterra Transit and Battery Leasing Business generates revenue from sales of electric transit buses. Electric transit bus buyers are entitled to government grants when they purchase electric transit buses that qualify for certain government grant projects. The Proterra Transit and Battery Leasing Business applies for and collects such government grants on behalf of the customers. Accordingly, customers only pay the amount after deducting government grants.

The Proterra Transit and Battery Leasing Business recognizes revenue on sales of electric transit buses at a point in time following the transfer of control of such products to the customer, which typically occurs upon the delivery to the customer. The Proterra Transit and Battery Leasing Business determined that the government grants should be considered as part of the transaction price because it is granted to the electric transit buses buyer and the buyer remains liable for such an amount in the event the grants were not received by the Proterra Transit and Battery Leasing Business or returned due to the buyer violating the government grant’s terms and conditions.

The Proterra Transit and Battery Leasing Business recognizes the revenue from sales-type lease at commencement date (See note 1(m)). The revenue was included in the product revenue.

Service and other revenue

Other revenue consists of sales of spare parts, extended warranty, and other. For sales of spare parts, the Proterra Transit and Battery Leasing Business recognizes revenue at a point in time following the transfer of control of such products or service to the customer, which typically occurs upon the delivery to the customer. For battery leases, Proterra Transit and Battery Leasing Business recognizes revenue at a point in time on monthly base due to recurring nature. For extended warranty service, revenues are recognized on a straight-line basis over the contractual term.

3.     Summary of Significant Accounting Policies (Cont.)

(h)   Revenue Recognition (Cont.)

Disaggregation of revenues

The Proterra Transit and Battery Leasing Business disaggregates its revenue by two primary categories: Product Revenue, and service and others.

The following is a summary of the Proterra Transit and Battery Leasing Business’s disaggregated revenues:

	Year ended	Year ended
	December 31, 2023	December 31, 2022
Product Revenue	$105,713	$180,473
Service and others	10,065	10,614
	$115,778	$191,087

As of December 31, 2023 and 2022, the contract assets balance was $4,917 and $19,954, respectively. The contract assets are assessed based on contractual terms and expected to be billed within the next twelve months.

A contract liability is the Proterra Transit and Battery Leasing Business’s obligation to transfer goods or services to a customer for which the Proterra Transit and Battery Leasing Business has received consideration (or an amount of consideration is due) from the customer. As of December 31, 2023 and 2022, the balances of contract liability were included in deferred revenue with amounts of $40,332 and $34,483, respectively. As of December 31, 2023 and 2022, current portions of deferred revenue were $16,133 and $13,792, respectively, with remaining deferred revenue balance classified as non-current.

(i)    Cost of Revenues

The Proterra Transit and Battery Leasing Business’s costs of revenue consist primarily of direct parts and material and labor costs, as well as shipping and delivery and other costs.

Cost of revenues for electric transit buses sales includes direct parts, material and labor costs, manufacturing overheads, shipping and logistics costs, and inventories write-down. Cost of revenues for lease of batteries primarily includes the depreciation of operating lease batteries over the lease term and other leasing related charges including service costs. Cost of revenues from parts sale primarily includes purchase price paid to manufacturer as well as shipping and delivery costs. Cost of other revenue includes direct parts, material and labor costs, as well as shipping and delivery and other costs.

(j)    Segment Reporting

Operating segments are defined as components of a Proterra Transit and Battery Leasing Business for which separate financial information is available that is evaluated regularly by the operating decision maker in deciding how to allocate resources and assessing performance. The Proterra Transit and Battery Leasing Business’s chief operating decision maker (“CODM”) is its Chief Executive Officer. Based on the financial information presented to and reviewed by the CODM, the Proterra Transit and Battery Leasing Business has determined that it had a single operating and reporting segment for the years ended December 31, 2023 and 2022.

(k)   Product Warranties

The Proterra Transit and Battery Leasing Business provides warranties on all vehicles or components sold in addition to pass through warranties from third party component suppliers. The Proterra Transit and Battery Leasing Business accrues a warranty reserve for the products sold by the Proterra Transit AND Battery Leasing Business, which includes the Proterra Transit and Battery Leasing Business best estimate of the projected costs to repair or replace items under warranties. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency and costs of future claims. These estimates are inherently uncertain given the Proterra Transit and Battery Leasing Business’s relatively short history of sales, and changes to the Proterra Transit and Battery Leasing Business’ historical or projected warranty experience may cause material changes to the warranty reserve in the future. The Proterra Transit and Battery Leasing Business considers the warranty provided is not providing incremental service to customers, but rather an assurance to the quality of the vehicle, and therefore is not a separate performance obligation and should be accounted for in accordance with ASC 460, Guarantees. Warranty expense is recorded as a component of cost of sales in the statements of operations. The balance of warranty reserves was $14,768 and $15,779 as of December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, the current portion of warranty reserve was $4,303 and $4,734, respectively, with remaining warranty reserve balance classified as non-current.

3.     Summary of Significant Accounting Policies (Cont.)

(l)    Earnings (loss) per Share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to shareholders of common stock by the weighted average common stocks outstanding during the periods. Diluted earnings (loss) per share is calculated by dividing net income (loss) attributable to shareholders of common stock by the weighted average common stocks outstanding during the period adjusted for the effect of dilutive share of common stock equivalent (computed using the treasury stock or if converted method). Potential common stocks that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted earnings (loss) per share.

(m)  Leases

The Proterra Transit and Battery Leasing Business adopted Leases (ASC Topic 842), using the modified retrospective transition method effective January 1, 2022. The Proterra Transit and Battery Leasing Business categorizes leases with contractual terms longer than twelve months as either operating or finance lease. The Proterra Transit and Battery Leasing Business has no finance leases for any of the periods presented.

Right-of-use (“ROU”) assets represent the Proterra Transit and Battery Leasing Business’s rights to use underlying assets for the lease term and lease liabilities represent the Proterra Transit and Battery Leasing Business’s obligation to make lease payments arising from the lease. Lease liabilities are recognized at the present value of the future lease payments at the lease commencement date and ROU assets are recognized at amount of lease liabilities and any prepaid lease payments. The interest rate used to determine the present value of the future lease payments is the Proterra Transit and Battery Leasing Business’s incremental borrowing rate because the interest rate implicit in the leases is not readily determinable. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. The lease terms include periods under options to extend or terminate the lease when it is reasonably certain that the Proterra Transit and Battery Leasing Business will exercise that option. The Proterra Transit and Battery Leasing Business generally uses the base, non-cancelable, lease term when determining the ROU assets and liabilities.

Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Proterra Transit and Battery Leasing Business determines if an arrangement is a lease at inception. The lease payments under the lease arrangements are fixed. Non-lease components include payments for building management, utilities and property tax. It separates the non-lease components from the lease components to which they relate. The Proterra Transit and Battery Leasing Business records right-of-use assets and operating lease liabilities of nil in the balance sheets upon the initial recognition, respectively.

The Proterra Transit and Battery Leasing Business offers customers leasing alternatives outside of the standard sales contracts for vehicles, and batteries used in the vehicles. The leasing arrangements are typically bundled together with the sales contracts. The Proterra Transit and Battery Leasing Business assessed the nature of the bundled arrangements under the revenue accounting standard. For arrangements that contain a lease, the Proterra Transit and Battery Leasing Business determined the classification of the lease in accordance with Topic 842, Leases. A lease arrangement that transfers substantially all of the benefits and risks incident to ownership of the products is classified as a sales-type lease based on the criteria established by the accounting standard; otherwise, the lease is classified as an operating lease.

For sales-type leases, product revenue is generally recognized upon customer acceptance of the underlying leased assets. The current portion of net investment in sales-type leases is recorded in other current assets and the non-current portion is recorded in other assets on the balance sheets. The discounted unguaranteed residual value of underlying leased assets is not material to the net investment in lease balance.

For operating leases, the leasing revenue is recognized on a straight-line basis over the lease term.

The Proterra Transit and Battery Leasing Business monitors the performance of customers who have leased batteries and are subject to ongoing payments. No allowance has been recorded for the receivables under the leasing arrangements.

The Proterra Transit and Battery Leasing Business determines whether an arrangement is or contains a lease at inception. Short-term leases with a term of less than 12 months will not be recognized in the right-of-use assets or lease liabilities. The lease and non-lease components are not separated for all leases regardless of whether the Company is the lessee or a lessor to the lease. See Note 7, Leases, for additional information.

3.     Summary of Significant Accounting Policies (Cont.)

(n)   Recent Accounting Pronouncements

Recently Adopted Accounting Standards

In January 2017, the FASB issued ASU 2017-04, Intangibles (Topic 350): Goodwill and Other. This ASU simplifies the accounting for goodwill impairment and removes Step 2 of the goodwill impairment test. Goodwill impairment will be the amount by which a reporting unit’s carrying value exceeds its fair value limited to the total amount of goodwill allocated to that reporting unit. Entities will continue to have the option to perform a qualitative assessment to determine if a quantitative impairment test is necessary. The ASU is effective for interim and annual periods beginning after December 15, 2022, with early adoption permitted. The Proterra Transit and Battery Leasing Business adopted the ASU 2017-04 on a prospective basis on January 1, 2022 and the adoption did not have a material impact on its financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (‘‘ASU 2019-12’’), which simplifies the accounting for income taxes by removing exceptions and simplifies the accounting for income taxes regarding franchise tax, good will, separate financial statements, enacted change in tax laws or rates and employee stock ownership plans. The standard is effective for fiscal years beginning after December 15, 2022, including interim periods therein. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. The Proterra Transit and Battery Leasing Business adopted the ASU on January 1, 2023, which did not have a material impact on the Proterra Transit and Battery Leasing Business’s financial results or financial position.

In June 2016, the FASB issued ASU No.2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. The amendments in this ASU require the measurement and recognition of expected credit losses for financial assets held at amortized cost. The amendments in this ASU replace the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses”, which among other things, clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. For public entities, the amendments in these ASUs are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2022. As a result of the issuance of ASU No. 2019-10 as discussed above, the effective date of ASU No. 2016-13 and its subsequent updates for all other entities was deferred to for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Proterra Transit and Battery Leasing Business adopted the ASU on January 1, 2023, which did not have a material impact on the Proterra Transit and Battery Leasing Business’s financial results or financial position.

Accounting Pronouncements Issued But Not Yet Adopted

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements — codification amendments in response to SEC’s disclosure Update and Simplification initiative which amend the disclosure or presentation requirements of codification subtopic 230-10 Statement of Cash Flows—Overall, 250-10 Accounting Changes and Error Corrections— Overall, 260-10 Earnings Per Share— Overall, 270-10 Interim Reporting— Overall, 440-10 Commitments—Overall, 470-10 Debt—Overall, 505-10 Equity—Overall, 815-10 Derivatives and Hedging—Overall, 860-30 Transfers and Servicing—Secured Borrowing and Collateral, 932-235 Extractive Activities— Oil and Gas—Notes to Financial Statements, 946-20 Financial Services— Investment Companies— Investment Company Activities, and 974-10 Real Estate—Real Estate Investment Trusts—Overall. The amendments represent changes to clarify or improve disclosure and presentation requirements of above subtopics. Many of the amendments allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the SEC’s requirements. Also, the amendments align the requirements in the Codification with the SEC’s regulations. The effective date for ASU 2023-06 varies and is determined for each individual disclosure based on the effective date of the SEC's removal of the related disclosure. Early adoption is not allowed. ASU 2023-06 will not have an impact on the Company's financial position or results of operation.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which provides updates to qualitative and quantitative reportable segment disclosure requirements, including enhanced disclosures about significant segment expenses and increased interim disclosure requirements, among others. The amendments in ASU 2023-07 are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted, and the amendments will be applied retrospectively. The ASU will result in additional segment information disclosures within the Proterra Transit and Battery Leasing Business’s financial statements but is not expected to impact the Proterra Transit and Battery Leasing Business’s financial results or financial position.

3.     Summary of Significant Accounting Policies (Cont.)

(n)    Recent Accounting Pronouncements (Cont.)

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which provides qualitative and quantitative updates to the rate reconciliation and income taxes paid disclosures, among others, in order to enhance the transparency of income tax disclosures, including consistent categories and greater disaggregation of information in the rate reconciliation and disaggregation by jurisdiction of income taxes paid. The amendments in ASU 2023-09 are effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments should be applied prospectively; however, retrospective application is also permitted. The ASU will result in additional income tax disclosures within the Proterra Transit and Battery Leasing Business’s financial statements but is not expected to impact Proterra Transit and Battery Leasing Business’s financial results or financial position.

The Proterra Transit and Battery Leasing Business does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on its financial position, statements of operations and cash flows.

2.     Accounts Receivable, Net

The accounts receivable, net as of December 31, 2023 and 2022 consisted of the following:

	December 31,	December 31,
	2023	2022
Accounts receivable	$28,529	$63,432
Less: Allowance for doubtful accounts	-	-
Accounts receivable, net	$28,529	$63,432

As discussed in Note 1. Accounts receivable as of December 31, 2023 was estimated based on the actual delivery dates of transit buses and parts in 2023 and the expected turnaround time from historical analysis. Accounts receivable as of December 31, 2022 was based on available internal monthly working capital tracking reports and analysis provided by Proterra’s management to Transit and Battery leasing’ business’ operating leaders.

No provision for doubtful accounts was recorded for the years ended December 31, 2023 and 2022.

According to the acquisition agreement, accounts receivable was excluded from the Phoenix Motor Inc’s acquisition The outstanding receivable payment made after acquisition will be received by the acquire who purchase Proterra Inc’s Powered and Energy Business.

3.     Inventories

Inventories as of December 31, 2023 and 2022 consisted of the following:

	December 31,	December 31,
	2023	2022
Raw materials	$42,135	$56,643
Work in process	18,621	25,032
Finished goods	10,292	13,835
Total inventories	$71,048	$95,510

As discussed in Note 1, Inventories as of December 31, 2023 was estimated based on inventories details received by Phoenix Motor Inc. on January 11, 2024 as part of acquisition closing schedule. Inventories as of December 31,2022 is based on was based on available internal monthly working capital tracking reports and analysis provided by Proterra’s management to Transit business and battery leasing business’s operating leaders.

During the years ended December 31, 2023 and 2022, nil of inventories was written down to reflect the lower of cost or net realizable value.

4.     Property and Equipment, Net

Property and equipment, net, consisted of the following:

	December 31,	December 31,
	2023	2022
Leased assets	$5,142	$5,142
Machinery and equipment	159	30
Software	54	54
Furniture and fixtures	67	28
	5,422	5,254
Less: accumulated depreciation	(925)	(443)
	$4,497	$4,811

Phoenix Motor Inc. acquired Proterra Transit and Battery Leasing Business in January 2024 and Proterroa corporate function and other units were acquired by a third-party. Corporate function related property and equipment such as computers and accounting software were not part of Proterra Transit and Battery Leasing Business acquisition and therefore were not included.

The accumulated depreciation stated in the above table only include the expenses for the period from 2022 to 2023. The accumulated depreciation prior to 2022 was included in the leased assets because of the reason discussed in Note 1.

For the years ended December 31, 2023 and 2022, depreciation expenses for property and equipment were $483 and $443, respectively.

5.     Income Taxes

Loss before provision for income taxes is attributable to the following geographic locations for the years ended December 31:

	2023	2022
United States	(54,954)	(75,046)
Foreign	—	—
Total loss before income taxes	(54,954)	(75,046)

The provision for income taxes consists of the following for the years ended December 31, 2023 and 2022:

	2023	2022
Current tax:
Federal tax	$—	$—
State tax	—	—
Total current tax	—	—
Deferred tax:	—	—
Federal tax	$—	$—
State tax	—	—
Total deferred tax	—	—
Total provision for income taxes	$—	$—

5.     Income Taxes (Cont.)

The Reconciliation of the income tax provision, based on the U.S. federal statutory rate:

	Year Ended December 31,
	2023	2022
Tax benefit (expense) computed at the federal
statutory rate	21.00%	21.00%
State tax benefit (expense), net of federal benefit	5	5
Change in valuation allowance	(26)	(26)
Total income tax benefit (expense)	0.00%	0.00%

As of December 31, 2023, the Proterra Transit and Battery Leasing Business had net operating loss carry forwards for federal income tax purposes of approximately $128,596, which will never expire. The federal net operating loss carry forwards are limited to 80% of taxable income. As Phoenix Motor Inc. acquired the Proterra Transit and Battery Leasing Business in January 2024, Proterra Transit and Battery Leasing Business’s accounting records related to the operation prior to January 1, 2022 was not made available to Phoenix Motor Inc, therefore, $128,596 was the accumulated loss since 2022.

Utilization of the federal and state net operating losses may be subject to certain annual limitations under IRC Section 382 due to the “change in ownership” provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. The Proterra Transit and Battery Leasing Business has a full valuation allowance against US federal and state net operating losses.

The Proterra Transit and Battery Leasing Business recognizes deferred tax assets if it is more likely than not that those deferred tax assets will be realized. Management reviews deferred tax assets periodically for recoverability and makes estimates and judgments regarding the expected geographic sources of taxable income in assessing the need for a valuation allowance to reduce deferred tax assets to their estimated realizable value. Realization of the Proterra Transit and Battery Leasing Business’s deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Because of the Proterra Transit and Battery Leasing Business lacks of earnings history, the net deferred tax assets have been fully offset by a valuation allowance in the U.S.

The Proterra Transit and Battery Leasing Business does not file a separate income tax return from Proterra. Proterra file income tax return in the U.S., as well as California, South Carolina and Pennsylvania. The Proterra Transit and Battery Leasing Business had no unrecognized tax benefits as of December 31, 2023 and 2022, respectively. The significant components of the Proterra Transit and Battery Leasing Business ’s deferred tax assets were as follows:

	Year Ended December 31,
	2023	2022
	(in thousands)
Deferred tax assets:
Deferred tax benefits of operating loss carry forward	$33,800	$19,542
Valuation allowance	(33,800)	(19,512)
Net deferred taxes	$-	$-

* The loss incurred prior to 2022 was not included

The Proterra Transit and Battery Leasing Business is currently not the subject of any income tax examinations. The Proterra Transit and Battery Business’s tax returns generally remain open for tax years after 2021.

5.     Income Taxes (Cont.)

The Coronavirus Aid, Relief and Economy Security (CARES) Act (“the CARES Act, H.R. 748”) was signed into law on 27 March 2020. The CARES Act temporarily eliminates the 80% taxable income limitation (as enacted under the Tax Cuts and Jobs Act of 2017) for NOL deductions for 2018-2020 tax years and reinstated NOL carrybacks for the 2018-2020 tax years. Moreover, the CARES Act also temporarily increases the business interest deduction limitations from 30% to 50% of adjusted taxable income for the 2019 and 2020 taxable years. Lastly, the Tax Act technical correction classifies qualified improvement property as 15-year recovery period, allowing the bonus depreciation deduction to be claimed for such property retroactively as if it was included in the Tax Act at the time of enactment.

The Tax Cuts and Jobs Act included a sunset provision such that Research and Experimental Expenses incurred after December 31, 2021 are capitalized and amortized. US R&E expenses are amortized over five years and non-US R&E expenses are amortized over fifteen years.

6.     Commitments and Contingencies

Commitments — As of December 31, 2023, the Proterra Transit and Battery Leasing Business had no commitments.

Contingency — In the ordinary course of business, the Proterra Transit and Battery Leasing Business may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Proterra Transit and Battery Leasing Business records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. There was no dispute with the potential amount of loss. As a result, no reasonable estimate of loss can be made as of December 31, 2023.

7.     Leases

As Lessor, the Net Investment in leases were as follows (in thousands):

	As of December 31,
	2023	2022
Net investment in leases, current	$1,015	$985
Net investment in leases, non-current	10,561	9,304
Total net investment in leases	$11,576	$10,289

The above table was estimated based on Proterra Inc’s 2023 Q3 10Q.

Interest income from accretion of net investment in lease is not material in the year ended December 31, 2023 and 2022.

Future minimum payments receivable from operating and sales-type leases as of December 31, 2023 for each of the next five years were as follows:

	Operating leases	Sales-type leases
2024	$-	$1,015
2025	-	2,049
2026	-	2,095
2027	-	2,095
Thereafter	-	5,183
Total minimum lease payments	$-	$12,437

7.     Leases (Cont.)

The above table was estimated based on Proterra Inc’s Q3 10Q.

As a Lessee

The Proterra Transit and Battery Leasing Business has operating leases for office facilities. The Proterra Transit and Battery Leasing Business’s leases have remaining terms of less than one year to approximately 3 years. Leases with an initial term of 12 months or less are not recorded on the balance sheet; the Proterra Transit and Battery Leasing Business recognize lease expense for these leases on a straight-line basis over the lease term. The operating lease expenses were $1,242 and $1,242 for the years ended December 31, 2023 and 2022, respectively.

Maturities of operating lease liabilities as of December 31, 2023 were as follows:

Maturity of Lease Liabilities	Operating Leases
2024	$1,223
2025	1,223
2026	612
Total lease payments	3,058
Less: interest	(263)
Present value of lease payments	$2,795
Operating lease liabilities, current	$997
Operating lease liabilities, noncurrent	$1,798

Supplemental information related to operating leases were as follows for the year ended December 31, 2023:

Cash paid for amounts included in the measurement of lease liabilities	$1232

As of December 31, 2023, the operating leases had a weighted average remaining lease term of 3.5 years, and a weighted average discount rate of 7.25%.

8.     Stockholders’ Equity

As discussed in Note 1, Phoenix Motor Inc did not have proper information related to Stockholder equity, the below information as of September 30, 2023 was reported on Proterra Inc’s 2023 Q3 10Q. Any subsequent changes that occurred, if any, during Q4 2023 were not reported. As a business unit of Proterra Inc’s, the Proterra’s Transit and Battery Leasing business would have the same shareholders.

On June 23, 2023, the stockholders of the Proterra Inc approved and the Proterra Inc filed in Delaware an amendment to the Company’s Certificate of Incorporation to increase the total number of authorized shares of common stock from 500,000,000 shares to 1,000,000,000 shares. As of September 30, 2023, the Proterra Inc is authorized to issue 1,010,000,000 shares of capital stock, with a par value of $0.0001 per share. The authorized shares consist of 1,000,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of September 30, 2023, 228,167,279 shares of common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding. The holders of each share of common stock are entitled to one vote per share.

As of December 31, 2023, the Company had reserved shares of common stock for issuance as follows (in thousands):

2010 Equity Incentive Plan	10,317
2021 Equity Incentive Plan	34,537
2021 Employee Stock Purchase Plan	4,877
Warrants	1
Earnout Stock	18,009
Convertible notes	247,835
Total	315,576

9.     Warrants

Public Warrants and private placement warrants are part of Proterra corporate functions which were acquired by a third party in January 2024, therefore, warrants information was not reflected in the financial statements.

10.   Equity Plans and Stock-based Compensation

As discussed in note 1, Phoenix Motor Inc. does not have information about the equity plans and stock-based compensation. The related cost was allocated by revenue ratio and included in the general and administrative expenses.

11.   Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, less the weighted-average unvested common stock subject to repurchase or forfeiture as they are not deemed to be issued for accounting purposes. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including stock options, RSU, and warrants, to the extent that they are dilutive.

The computation of basic and diluted net loss per share of common stock attributable to common stockholders were as follows (in thousands, except for per share data):

	Year ended December 31,
	2023	2022
Numerator
Net loss	$(54,954)	$(75,046)
Effect of dilutive securities
Interest expense to be recognized upon conversion of Convertible Notes (1)	$-	$-
Numerator for diluted EPS - Net loss after the effect of dilutive securities	$(54,954)	$(75,046)
Denominator:
Weighted-average shares used in computing net loss per share of common stock, basic	227,192	224,301
Convertible Notes (2)	-	-
Diluted weighted average shares	227,192	224,301
Net loss per share of common stock:
Basic	$(0.24)	$(0.33)
Diluted	$(0.24)	$(0.33)

(1)	As discussed in note 1, Phoenix Motor Inc. does not have information about the Convertible note, which belongs to Proterra Corporate functions; therefore, convertible note interest is not reflected in the table.
(2)	2023 and 2022 weighted shares and shares related to convertible notes were from Proterra Inc’s 2022 10K and Q3 2023 10Q. Phoenix Motor Inc does not have available information to reflect any changes occurred during Q4 2023.As of December 31, 2022, the share related to convertible notes was 24,855

12.   Concentration Risk

Concentration of Customers and Vendors

For the year ended December 31, 2023, there was one customer representing 30.9% of total revenue. For the year ended December 31, 2022, there were two customers representing 10.2% and 28.4% of total revenue. As of December 31, 2023, there was one customer of which the accounts receivable accounts for 69.7% of total accounts receivable. As of December 31, 2022, there were no customers representing more than 10% of total accounts receivable.

For the years ended December 31, 2023 and 2022, there were no vendors representing more than 10.0% of total purchase.

13.  Subsequent Events

The Proterra Transit and Battery Leasing Business has evaluated subsequent events through April 8, 2024, the date of issuance of the financial statements; there were no other subsequent events except the below that occurred that would require recognition or disclosure in the financial statements.

On January 11, 2024, Phoenix Motor Inc. completed the acquisition of the Proterra Transit and Battery Leasing Business for a purchase price of $3.5 million. Phoenix Motor Inc. also assumed certain of Proterra’s obligations associated with the purchased Proterra Transit Business Unit, free and clear of liens, claims, encumbrances, other than certain specified cure payments and other liabilities of Proterra related to the Proterra Transit Business Unit.

On February 7, 2024, Phoenix Motor Inc. completed purchase of the Proterra Battery Lease Agreements for a purchase price of $6.5 million.